KEURIG, INCORPORATED

Fifth Amended and Restated

1995 STOCK OPTION PLAN

1. Purpose

This Plan is intended to encourage ownership of Stock by employees and consultants of the Company and its Affiliates and to provide additional incentives for them to promote the success of the Company's business. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code but not all Options granted hereunder are required to be Incentive Options.

2. Definitions

As used in this Plan the following terms shall have the following meanings:

2.1. Act means the Securities Act of 1933, as amended.

2.2. Affiliate means a parent or subsidiary corporation of the Company, as defined in Sections 424(e) and (f), respectively, of the Code.

2.3. Board means the Company's Board of Directors.

2.4. Code means the Internal Revenue Code of 1986, as amended from time to time, or any statute successor thereto, and any regulations issued from time to time thereunder.

2.5. Committee means a committee appointed by the Board, responsible for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence all authority and responsibility assigned the Committee under the Plan shall be exercised, if at all, by the Board.

2.6. Company means Keurig, Incorporated, a corporation organized under the laws of the State of Delaware.

2.7. Employment Agreement means an agreement, if any, between the Company and an Optionee, setting forth, inter alia, conditions and restrictions upon the transfer of shares of Stock.

2.8. Fair Market Value means the value of a share of Stock on any date as determined by the Committee.

2.9. Grant Date means the date as of which an Option is granted, as determined under Section 7.

2.10. Incentive Option means an Option which by its terms is to be treated as an "incentive stock option" within the meaning of Section 422 of the Code.

2.11.Involuntary Termination shall mean the termination of the service of any individual which occurs by reason of: such individual's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or such individual's voluntary resignation within 90 days of any of the following: (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

2.12.Misconduct shall mean a willful act of dishonesty by the Optionee with respect to any matter involving the Company or any subsidiary or affiliate, engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, the gross or willful failure by the Optionee to substantially perform the Optionee's duties with the Company, or the willful failure to carry out a legal direction of the Board or Optionee's supervisor. For the purposes of the preceding sentence, no act, or failure to act, on the Optionee's part shall be deemed "willful" unless done or omitted to be done, by the Optionee with the belief that the Optionee's act, or failure to act, was not in the best interest of the Company.

2.13. Nonstatutory Option means any Option that is not an Incentive Option.

2.14. Option means an Option to purchase shares of Stock granted under the Plan.

2.15. Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

2.16. Option Price means the price paid by an Optionee for a share of Stock upon exercise of an Option.

2.17. Optionee means a person eligible to receive an Option, as provided in Section 6, to whom an Option shall have been granted under the Plan.

2.18. Plan means this 1995 Stock Option Plan of the Company, as amended from time to time.

2.19. Stock means Common Stock, par value $.01 per share, of the Company.

2.20. Stock Restriction Agreement means an agreement between the Company and the Optionee in such form as the Committee may prescribe in connection with the grant of any Option, setting forth certain restrictions upon the transfer of shares of Stock.

2.21. Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Affiliate). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the Grant Date of such Option.

3. Term of the Plan

Options may be granted hereunder at any time in the period commencing on the approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan by the Board or approval of the Plan by the Company's shareholders. Options granted prior to shareholder approval of the Plan are hereby expressly conditioned upon such approval and shall be void ab initio in the event the shareholders of the Company shall fail to approve the Plan within twelve (12) months of the Board's approval of the Plan.

4. Stock Subject to the Plan

At no time shall the number of shares of Stock then outstanding which are attributable to the exercise of Options granted under the Plan, plus the number of shares then issuable upon exercise of outstanding Options granted under the Plan, exceed 1,620,000 shares, subject, however, to the provisions of Section 17 of the Plan. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires, terminates, or is canceled for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

5. Administration

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making the following determinations with respect to each Option to be granted by the Company in addition to any other determinations allowed the Committee under the Plan: (a) the employee or consultant to receive the Option; (b) whether the Option (if granted to an employee) will be an Incentive Option or Nonstatutory Option; (c) the time of granting the Option; (d) the number of shares subject to the Option; (e) the Option Price; (f) the Option period; (g) the Option exercise date or dates; and (h) subject to the provisions of the Plan, the effect of termination of employment or other association with the Company and its Affiliates on the subsequent exercisability of the Option. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees and consultants, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations made in good faith on matters referred to in this Plan shall be conclusive.

6. Eligibility: Maximum Grant Per Individual

An Option shall be granted only to an employee or consultant of one or more of the Company or an Affiliate.

7. Time of Granting Options

The granting of an Option shall take place at the time specified in the Option Agreement. Only if expressly so provided in the Option Agreement shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.

8. Option Price

The Option Price under each Incentive Option shall be not less than 100% of the Fair Market Value of Stock on the Grant Date, or not less than 110% of the Fair Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The Option Price under each Nonstatutory Option shall not be so limited solely by reason of this Section 8.

9. Option Period

No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date, if the Optionee is a Ten Percent Owner. The Option period under each Nonstatutory Option shall not be so limited solely by reason of this Section 9. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full the Committee may accelerate the exercisability of such Option in whole or in part at any time, provided the acceleration of the exercisability of any Incentive Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code.

10. Limit on Incentive Option Characterization

An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Fair Market Value (as of the date of the grant of the Option) in excess of the "current limit". The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Fair Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates, after December 31, 1986. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

11. Exercise of Option

An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 22, specifying the number of shares with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash, or certified or bank check payable to the order of the Company in an amount equal to the option price of the shares to be purchased or, if the Committee had so authorized on the grant of any particular Option hereunder (and subject such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company) by delivery of that number of shares of Stock having a fair market value equal to the option price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option. Within 30 days thereafter, but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of shares then being purchased. Such shares shall be fully paid and nonassessable. Nothing herein shall be construed to preclude the Company from participating in a so-called "cashless exercise", provided the Optionee or other person exercising the Option and each other party involved in any such exercise shall comply with such procedures, and enter into such agreements, of indemnity or otherwise, as the Company shall specify.

12. Restrictions on Issue of Shares

12.1. Violation of Law. Notwithstanding any other provision of the Plan, if, at any time, in the reasonable opinion of the Company the issuance of shares of Stock covered by the exercise of any Option may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation; and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a) the shares with respect to which such Option has been exercised are at the time of the issue of such shares effectively registered under the Act; or

(b) the Company shall have received an opinion, in form and substance satisfactory to the Company, from the Company's legal counsel to the effect that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be does not require registration under the Act or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

12.2. Execution of Stock Restriction Agreement; Interpretation. Whenever shares are to be issued pursuant to an Option, the Company shall be under no obligation to issue such shares until such time, if ever, as person who exercises such Option, in whole or in part, shall have executed and delivered to the Company the Stock Restriction Agreement specified by the Committee in connection with the grant of such Option, if any. In the event of any conflict between the provisions of this Plan and provisions of a Stock Restriction Agreement or Employment Agreement, the provisions of the Stock Restriction Agreement or Employment Agreement shall control, but insofar as possible the provisions of the Plan and any such Agreement shall be construed so as to give full force and effect to all such provisions.

12.3. Placement of Legends. Each certificate representing shares issued upon the exercise of an Option will bear restrictive legends which may refer to applicable restrictions under the Stock Restriction Agreement and Employment Agreement, if any.

13. Purchase for Investment; Subsequent Registration

13.1. lnvestment Representations. Unless the shares to be issued upon exercise of an Option granted under the Plan have been effectively registered under the Act, the Company shall be under no obligation to issue any shares covered by any Option unless the person who exercises such Option, in whole or in part, shall give a written representation to the Company which is satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the Option of his or her own account for the purpose of investment and not with a view to, or for sale in connection with the distribution of any Such shares.

13.2. Registration. If the Company shall deem it necessary or desirable to register under the Act or other applicable statutes any shares with respect to which an Option shall have been granted, or to qualify any such shares for exemption from the Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each Option holder or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or such managing underwriter, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to such underwritten public offering of securities.

13.3. Placement of Legends: Stop Orders; etc. Each share of Stock issued pursuant to any Option granted under this Plan may bear a reference to the investment representation made in accordance with Section 13.1 in addition to any other applicable restriction under the Plan and the terms of the Option and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to said Stock. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14. Withholding; Notice of Disposition of Stock Prior to Expiration of specified Holding Period

14.1. Tax Withholding. Whenever shares are to be issued in satisfaction of an Option granted hereunder, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares.

14.2. Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

15. Termination of Association with the Company

If the Optionee's employment or other association with the Company is terminated, whether voluntarily or otherwise, the Option shall expire as of the close of business on the thirtieth day after such termination, and the Option may be exercised, to the extent exercisable on the date of termination; provided, however, that the Committee may provide for a longer period of exercise following termination in the grant of a particular Option under the Plan. Military or sick leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of 90 days or the period during which the absent Optionee's reemployment rights, if any, are guaranteed by statute or by contract.

16. Transferability of Options

Options shall not be transferable, other than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

17. Adjustments for Corporate Transactions

17.1. Stock Dividend, Etc. In the event of any stock dividend payable in Stock or any split-up or contraction in the number of shares of Stock after the date of the Option Agreement and prior to the exercise in full of the Option, the number of shares subject to such Option Agreement and the price to be paid for each share subject to the Option shall be proportionately adjusted.

17.2. Stock Reclassification. In the event of any reclassification or change of outstanding shares of Stock, shares of stock or other securities equivalent in kind and value to those shares an Optionee would have received if he or she had held the full number of shares of Stock subject to the Option immediately prior to such reclassification or change and had continued to hold those shares (together with all other shares, stock and securities thereafter issued in respect thereof) to the time of the exercise of the Option shall thereupon be subject to the Option.

17.3. Consolidation or Merger. Subject to the remainder of this Section 17.3, in the event of any consolidation or merger of the Company with or into another company or in case of any sale or conveyance to another company or entity of the property of the Company as a whole or substantially as a whole (a "Corporate Transaction"), notwithstanding any restrictions on exercisability contained in the Option Agreement, the Option shall become exercisable for the full number of shares of Stock subject to the Option immediately prior to a Corporate Transaction. A "Corporate Transaction" shall not be deemed to include, however, a management buyout of the Company. However, for Options granted after September 13, 1999 the Option shall not become immediately exercisable on such basis if and to the extent: (i) the Option is assumed by the successor company (or parent thereof) in the Corporate Transaction and the restrictions on exercisability with respect to the unvested portion of the Option are concurrently assigned to such successor company (or parent thereof) or (ii) the Option is to be replaced with a cash incentive program of the successor company which preserves the spread existing on the unvested portion of the Option at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to the unvested portion of the Option or (iii) the acceleration of the Option is subject to other limitations imposed by the Committee at the time of the option grant under the applicable Option Agreement.

The Committee shall have the discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed by a successor company in the Corporate Transaction.

Any Options granted after September 13, 1999 will automatically become fully exercisable on an accelerated basis should the Optionee's service terminate by reason of an Involuntary Termination within a designated period (not to exceed twenty-four (24) months) following the effective date of any Corporate Transaction in which the Option is assumed. Any Options granted before or after September 13, 1999 will automatically become fully exercisable on an accelerated basis should the Optionee's service terminate by reason of an Involuntary Termination within a designated period (not to exceed twenty-four (24) months) following the effective date of any action or event, except the initial public offer and sale of the Company's common stock, whereby, a (a) MD Co. and its successors and assigns no longer holds or controls the vote of a majority of all issued and outstanding voting stock of the Company and not less than that number of shares of Preferred Stock which, if converted, would entitle them to hold 65% of the Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock in relation to a Corporate Transaction and (b) MD Co. or its successor and assignee no longer retains the right to cause the election to the Board of Directors of such number of its nominees as constitutes a majority of the members of the Board of Directors (a "Change in Control"). Any Option so accelerated in connection with a Corporate Transaction or a Change In Control shall remain exercisable for the fully-vested Option shares until the earlier of (i) the expiration of the Option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

The portion of any Incentive Option accelerated in connection with a Corporate Transaction or a Change In Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

The grant of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

17.4. Dissolution or Liquidation. Upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time in the employ of or otherwise associated with the Company or any of its Affiliates) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent exercisable on the date of such dissolution or liquidation.

17.5. Related Matters. Any adjustment required by this Section 17 shall be determined and made by the Committee. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller number of shares. In the event of changes in the outstanding Stock by reason of any .stock dividend, split-up, contraction, reclassification, or change of outstanding shares of Stock of the nature contemplated by this Section 17, the number of shares of Stock available for the purposes of the Plan as stated in Section 4 shall be correspondingly adjusted.

18. Reservation of Stock

The Company shall at all times during the term of the Plan and any outstanding Options granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and such Options and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

19. Limitation of Rights in Stock; No Special Employment or Other Rights

The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock covered by an Option, except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee or his agent. Any Stock issued pursuant to the Option shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation, the By-laws of the Company, the Stock Restriction Agreement and the Employment Agreement. Nothing contained in the Plan or in any Option shall confer upon any Optionee any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.

20. Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangement as it may deem desirable, including without limitation, the granting of stock options other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

21. Termination and Amendment of the Plan

The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall therefore have been granted, adversely affect the rights of such Optionee under such Option.

22. Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duty sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the Optionee, at his or her residence address last filed with the Company and (ii) if to the Company, at 101 Edgewater Drive, Wakefield, MA 01880, Attention: CEO, Telecopier: 781-246-5003, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addresser. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when communicated by facsimile machine report.

23. Governing Law

The Plan and all Options and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

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